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As Filed with the Securities and Exchange Commission on March 19, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COAST BANCORP
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	77-0567091
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

553 B HIGUERA, SAN LUIS OBISPO, CA, 93401
(Address of Principal Executive Offices)

COAST BANCORP EMPLOYEE STOCK OPTION PLAN

COAST BANCORP DIRECTORS STOCK OPTION PLAN
(Full Title of the Plans)

JACK C. WAUCHOPE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
553 B Higuera, San Luis Obispo, CA, 93401
(Name and Address of Agent for Service)

805-541-0400
(Telephone Number, including Area Code, of Agent for Service)

Copy to:
R. Brent Faye, Esq.
Nixon Peabody LLP
Two Embarcadero Center, Suite 2700, San Francisco, California 94111
(415) 984-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(a)	Proposed Maximum Offering Price Per Share(b)	Proposed Maximum Aggregate Offering Price(b)	Amount of Registration Fee

Common stock (No Par Value)	180,100 Shares	$17.50	$3,151,750.00	$289.96

(a)
The number of shares being registered consists of 117,600 shares issuable under the Coast Bancorp Employee Stock Option Plan and 62,500 shares issuable under the Coast Bancorp Directors' Stock Option Plan.

(b)
Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $17.50 as the average of the bid and asked price of Coast Bancorp's Common Stock as of March 13, 2002

PART I

INFORMATION REQUESTED IN THE PROSPECTUS

ITEM 1. PLAN INFORMATION.

        Coast Bancorp (the "Registrant" or "Coast") will send or give the documents containing the information specified in this Item I to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Coast Bancorp is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        The Registrant will send or give the documents containing the information specified in Item 2 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Coast Bancorp is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        Coast Bancorp hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

(a)
The Registrant's Current Report on Form 8-K reporting events as of May 31, 2001 and filed with the Securities Exchange Commission on June 1, 2001 registering Registrants' Common Stock under Section 12(g) of the Exchange Act.

(b)
The Registrant's Quarterly Reports for he quarters ended June 30 and September 30, 2001.

(b)
The Coast National Bank's 2000 Annual Report to Shareholders.

(c)
All other documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since June 1, 2001, to the date of this filing.

        Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Although Registrant's common stock is registered under Section 12(g) of the Exchange Act, there is no document, as listed in Item 3(c) of Form S-8 describing Registrant's common stock. Accordingly, a description of Registrant's common stock follows:

General

        Coast currently has an authorized capitalization of 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of these authorized capital shares, 632,400 shares of common stock and no shares of preferred stock are currently issued and outstanding. An additional 180,100 shares of Coast's common stock is reserved for issuance pursuant to Coast Bancorp's Stock Option Plans.

Common Stock

        The balance of Coast "s authorized common stock will be available to be issued when and as the Board of Directors of Coast determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of Coast has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of Coast "s Common Stock were to be issued, the existing holders of Coast shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

Dividend Rights

        The shareholders of Coast are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities, and

  •
  the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        It is contemplated that Coast will pay cash and stock dividends subject to the restrictions on payment of cash dividends as described above, the earnings of Coast, management's assessment of the future capital needs, and other factors. Initially, the funds for payment of dividends and expenses of Coast are expected to be obtained from dividends paid by its wholly-owned subsidiary, Coast National Bank.

Voting Rights

        All voting rights with respect to Coast are vested in the holders of Coast's common stock.

        Holders of Coast common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

        Shareholders of Coast common stock have no preemptive rights. Also there no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

        Upon liquidation of Coast the shareholders of Coast "s common stock have the right to receive their pro rata portion of the assets of the Bank distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding.

Preferred Stock

        Coast is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors has the authority to establish preferred stock in one or more series and to fix the dividend rights (including sinking fund provisions), redemption price or prices, and liquidation preferences, and the number of shares constituting any series or the designation of such series. Holders of preferred stock will not be held individually responsible, as such holders, for any debts, contracts or engagements of Coast, and will not be liable for assessments to correct impairments of the contributed capital of Coast. Holders of preferred stock, when and if issued, may become senior to holders of common stock as to dividend, voting, liquidation or other rights. The Board of Directors has no present intention to issue shares of preferred stock.

Provisions of Articles of Incorporation

        Certain provisions of the Articles and the Bylaws of Coast may have the effect of delaying, deferring or preventing a change in control of Coast in certain circumstances. Certain of these provisions, which do not contemplate a specific or particular attempt to gain control of Coast, are described below. The Articles of Incorporation and the Bylaws are available upon request of Coast. The following discussion is qualified in its entirety by the specific provisions of each.

Issuance of Additional Securities

        The Articles of Incorporation permit the Board of Directors to issue shares of preferred stock without the prior approval of the holders of Coast common stock. The issuance of preferred stock or such other securities as permitted by the Articles of Incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of Coast.

Approval of Certain Business Combinations

        The Articles of Incorporation provide that:

  •
  the adoption of any agreement or plan of merger or consolidation of Coast with or into any person, firm, corporation or other entity; or

  •
  the sale, lease, conveyance, exchange, transfer, distribution or other disposition of all or substantially all of the property and assets of Coast to any person, firm, corporation or other entity;

must be approved by holders of 66 2/3% of the outstanding shares of Coast common stock. This provision can only be amended or repealed by the affirmative vote of the holders of 66 2/3% of the outstanding shares of Coast common stock.

Restrictions on Resales by Affiliates

        Coast's common stock issuable in this offering has been registered under the Securities Act of 1933, as amended, but this registration does not cover resales of shares acquired by any Coast shareholder who is deemed to be an "affiliate" of Coast, that is one who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Coast. Affiliates may not sell the shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.

        Article SIXTH of the Articles of Incorporation of Coast Bancorp provide for indemnification of agents including directors, officers and employees, through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. Article FIFTH of Coast's Articles further provides for the elimination of director liability for monetary damages to the maximum extent allowed by California law

        Section 6.1 of Coast's Bylaws provides that Coast shall indemnify its "agents" to the maximum extent permitted by the California Corporations Code, as amended from time to time, or as permitted by any successor statute to said Section.

        Coast maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Coast would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Coast's Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS.

5.1	Opinion re: Legality
13	The Coast National Bank 2000 Annual Report to Shareholders
23.1	Consent of Counsel is included with the opinion re legality as Exhibit 5.1 to the Registration Statement.
23.2	Consent of Vavrinek, Trine, Day & Co. LLP as independent public accountants for Coast Bancorp and Coast National Bank.
24	Power of attorney
99.1	Coast Bancorp Employee Stock Option Plan and related agreements
99.2	Coast Bancorp Directors Stock Option Plan and related agreement

ITEM 9. UNDERTAKINGS.

(a)
The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

        (h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Luis Obispo, State of California, on March 19, 2002.

COAST BANCORP
/s/ JACK C. WAUCHOPE Jack C. Wauchope, President & Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ JACK C. WAUCHOPE Jack C.Wauchope	Director, President, and Principal Executive Officer	March 19, 2002
/s/ MARILYN M. BRITTON Marilyn M. Britton	Director	March 19, 2002
/s/ DARIO A. DOMENGHINI Dario A. Domenghini	Director	March 19, 2002
/s/ JOHN F. GUHRING John F. Guhring	Director	March 19, 2002
/s/ JAMES A. KANEY James A. Kaney	Director	March 19, 2002
/s/ MICHAEL A. LADY Michael A. Lady	Director	March 19, 2002
/s/ GENE D. MINTZ Gene D. Mintz	Director	March 19, 2002
Ronald. R. Olson	Director	March , 2002
/s/ JACK W. ROBASCIOTTI Jack W. Robasciotti	Director	March 19, 2002

/s/ THOMAS J. SHERMAN Thomas J. Sherman	Executive Vice President Principal Financial Officer and Director	March 19, 2002
/s/ DAN H. WIXOM Dan H. Wixom	Director	March 19, 2002

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion re: Legality
13	The Coast National Bank 2000 Annual Report to Shareholders
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5.1 to the Registration Statement.
23.2	Consent of Vavrinek, Trine, Day & Co. LLP as independent accountants for Coast Bancorp and Coast National Bank.
24	Power of attorney
99.1	Coast Bancorp Employee Stock Option Plan and related agreements
99.2	Coast Bancorp Directors Stock Option Plan and related agreement

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PART I INFORMATION REQUESTED IN THE PROSPECTUS
  ITEM 1. PLAN INFORMATION.
  ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX